Exhibit 4.9

EXECUTION COPY

NEW RESIDENTIAL ADVANCE RECEIVABLES TRUST

as Issuer

and

WELLS FARGO BANK, N.A.,

as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary

and

NATIONSTAR MORTGAGE LLC,

as a Subservicer (on and after the respective MSR Transfer Dates) and as Servicer (prior to the respective MSR Transfer Dates)

and

ADVANCE PURCHASER LLC,

as Administrator and as Servicer (on and after the respective MSR Transfer Dates)

and

MORGAN STANLEY BANK, N.A.,

as Administrative Agent

SERIES 2014-VF2

INDENTURE SUPPLEMENT

Dated as of March 18, 2014

to

INDENTURE

Dated as of March 18, 2014

ADVANCE RECEIVABLES BACKED NOTES,

SERIES 2014-VF2

-i-

THIS SERIES 2014-VF2 INDENTURE SUPPLEMENT (this “Indenture Supplement”), dated as of March 18, 2014, is made by and among NEW RESIDENTIAL ADVANCE RECEIVABLES TRUST, a statutory trust organized under the laws of the State of Delaware (the “Issuer”), WELLS FARGO BANK, N.A., a national banking association, as trustee (the “Indenture Trustee”), as calculation agent (the “Calculation Agent”), as paying agent (the “Paying Agent”) and as securities intermediary (the “Securities Intermediary”), ADVANCE PURCHASER LLC, a limited liability company organized under the laws of the State of Delaware (“Advance Purchaser”), as Administrator on behalf of the Issuer, as owner of the rights associated with the servicing rights under the Designated Servicing Agreements, and, from and after the respective MSR Transfer Dates for each Designated Servicing Agreement, as servicer under such Designated Servicing Agreement, NATIONSTAR MORTGAGE LLC, a limited liability company organized in the State of Delaware (“Nationstar”), as a Subservicer on and after the respective MSR Transfer Dates and as servicer for each Designated Servicing Agreement prior to the respective MSR Transfer Dates, and MORGAN STANLEY BANK, N.A. (“Morgan Stanley”), as Administrative Agent (as defined below). This Indenture Supplement relates to and is executed pursuant to that certain Indenture (as amended, supplemented, restated or otherwise modified from time to time, the “Base Indenture”) supplemented hereby, dated as of March 18, 2014, among the Issuer, Nationstar, Advance Purchaser, the Indenture Trustee, the Calculation Agent, the Paying Agent, the Securities Intermediary, Credit Suisse AG, New York Branch (“Credit Suisse”), as an Administrative Agent, Barclays Bank PLC (“Barclays”), as an Administrative Agent, Natixis, New York Branch (“Natixis”), as an Administrative Agent, Morgan Stanley, as an Administrative Agent and the “Administrative Agents” from time to time parties thereto, all the provisions of which are incorporated herein as modified hereby and shall be a part of this Indenture Supplement as if set forth herein in full (the Base Indenture as so supplemented by this Indenture Supplement being referred to as the “Indenture”).

Capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Base Indenture.

PRELIMINARY STATEMENT

The Issuer has duly authorized the issuance of a Series of Notes, the “New Residential Advance Receivables Trust Series 2014-VF2 Advance Receivables Backed Notes” (the “Series 2014-VF2 Notes”). The parties are entering this Indenture Supplement to document the terms of the issuance of the Series 2014-VF2 Notes pursuant to the Base Indenture, which provides for the issuance of Notes in multiple series from time to time.

Section 1. Creation of Series 2014-VF2 Notes.

There are hereby created, effective as of the Issuance Date, the Series 2014-VF2 Notes, to be issued pursuant to the Base Indenture and this Indenture Supplement, to be known as “New Residential Advance Receivables Trust 2014-VF2 Advance Receivables Backed Notes, Series 2014-VF2 Notes.” The Series 2014-VF2 Notes shall not be subordinated to any other Series of Notes. The Series 2014-VF2 Notes are issued in a single Class of Variable Funding Notes (Class A-VF2), with the Initial Note Balance, Maximum VFN Principal Balance, Stated Maturity Date, Revolving Period, Note Interest Rate, Expected Repayment Date and other terms as specified in this Indenture Supplement. The Series 2014-VF2 Notes shall not be rated by any Note Rating

Agency. The Series 2014-VF2 Notes shall be secured by the Trust Estate Granted to the Indenture Trustee pursuant to the Base Indenture. The Indenture Trustee shall hold the Trust Estate as collateral security for the benefit of the Noteholders of the Series 2014-VF2 Notes and all other Series of Notes issued under the Base Indenture as described therein. In the event that any term or provision contained herein with respect to the Series 2014-VF2 Notes shall conflict with or be inconsistent with any term or provision contained in the Base Indenture, the terms and provisions of this Indenture Supplement shall govern to the extent of such conflict.

Section 2. Defined Terms.

With respect to the Series 2014-VF2 Notes and in addition to or in replacement for the definitions set forth in Section 1.1 of the Base Indenture, the following definitions shall be assigned to the defined terms set forth below:

“Administrative Agent” means, for so long as the Series 2014-VF2 Notes have not been paid in full: (i) with respect to the provisions of this Indenture Supplement, Morgan Stanley, or an Affiliate or successor thereto; and (ii) with respect to the provisions of the Base Indenture, and notwithstanding the terms and provisions of any other Indenture Supplement, together, Morgan Stanley, Barclays, Natixis and Credit Suisse, and such other parties as set forth in any other Indenture Supplement, or a respective Affiliate or any respective successor thereto. For the avoidance of doubt, reference to “it” or “its” with respect to the Administrative Agent in the Base Indenture shall mean “them” and “their,” and reference to the singular therein in relation to the Administrative Agent shall be construed as if plural.

“Advance Purchaser” has the meaning assigned to such term in the Preamble.

“Advance Rates” means, with respect to the Series 2014-VF2 Notes, on any date of determination with respect to each Receivable included in the Trust Estate, the percentage amount based on the Advance Type of such Receivable, as set forth in the table below, subject to amendment by mutual agreement of the Administrative Agent and the Administrator, and with consultation with each Note Rating Agency; provided, that the Advance Rate for any Receivable related to any Class of Notes shall be zero if such Receivable is not a Facility Eligible Receivable; provided, further, that in no event shall the Facility Advance Rate at any time be greater than 90%, and the Advance Rates with respect to the VF2 Notes shall be temporarily reduced pro rata solely to the extent necessary to cause the Facility Advance Rate to equal 90%.

Series 2014-VF2 Advance Rates (1)

Class A-VF2
Advance Type / Type of Advance	Non-Loan Level	Loan-Level
Non-Judicial P&I Advances	0.00%	88.50%
Judicial P&I Advances	0.00%	83.75%
Non-Judicial Deferred Servicing Fees	94.00%	91.25%
Judicial Deferred Servicing Fees	92.50%	89.75%

Class A-VF2
Advance Type / Type of Advance	Non-Loan Level	Loan-Level
Non-Judicial Escrow Advances	0.00%	0.00%
Judicial Escrow Advances	0.00%	0.00%
Non-Judicial Corporate Advances	0.00%	0.00%
Judicial Corporate Advances	0.00%	0.00%

(1)	The Advance Rates set forth above shall be applicable to Advance Types attributable to Receivables that are not Second-Lien Receivables. The Advance Rate for any Advance Types attributable to Second-Lien Receivables is 0.00%.

“Advance Ratio” means, as of any date of determination with respect to any Designated Servicing Agreement, the ratio (expressed as a percentage), calculated as of the last day of the calendar month immediately preceding the calendar month in which such date occurs, of (i) the Stressed Nonrecoverable Advance Amount of all Mortgage Loans (other than any Mortgage Loans that generate Receivables that are Second-Lien Receivables or any Mortgage Loans that are attributable to Small Threshold Servicing Agreements) serviced pursuant to the related Designated Servicing Agreement on such date over (ii) the aggregate monthly scheduled principal and interest payments for the calendar month immediately preceding the calendar month in which such date occurs with respect to all Mortgage Loans that are not Delinquent serviced pursuant to the related Designated Servicing Agreement.

“Backstopped Advance Receivable” is a Receivable that is the right to reimbursement for any Advance that, pursuant to the terms of the related Servicing Agreement, is reimbursable pursuant to a General Collections Backstop, either immediately or if not recoverable out of collections or proceeds of the related Mortgage Loan.

“Base Indenture” has the meaning assigned to such term in the Preamble.

“Cash Equivalents” means (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000 unless otherwise approved by the Administrative Agent in writing in its sole discretion, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control” occurs as to Advance Purchaser, if any of the following occur: (x) New Residential Investment Corp. (or any Affiliate thereof) or funds under management of Fortress Investment Group Inc. or an Affiliate thereof shall cease to beneficially own and control, directly or indirectly through one or more other intermediate entities, more than 20%, on a fully diluted basis, of the economic and voting interest in the equity interests of Advance Purchaser; (y) New Residential Investment Corp., Fortress Investment Group Inc. or an Affiliate thereof shall cease to be the managing member of Advance Purchaser; or (z) Fortress Investment Group Inc. or an Affiliate thereof is no longer the manager of New Residential Investment Corp.

“Class A-VF2 Variable Funding Notes” or “Class A-VF2 Notes” means, the Variable Funding Notes, Class A-VF2 Variable Funding Notes, issued hereunder by the Issuer, having an aggregate VFN Principal Balance of no greater than the Maximum VFN Principal Balance.

“Coefficient” means, for each Class of the Series 2014-VF2 Notes, 0.08%.

“Constant” means, for the Series 2014-VF2 Notes, 1.00%.

“Corporate Trust Office” means with respect to the Series 2014-VF2 Notes, the principal corporate trust offices of the Indenture Trustee at which at any particular time its corporate trust business with respect to the Issuer shall be administered, which offices at the Closing Date are located at (i) for Note transfer purposes, Wells Fargo Center, Sixth and Marquette Avenue, Minneapolis, Minnesota 55479-0113, Attention: Client Manager, New Residential Advance Receivables Trust, Series 2014-VF2, and (ii) for all other purposes, 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Client Manager, New Residential Advance Receivables Trust, Series 2014-VF2.

“Cumulative Interest Shortfall Amount Rate” means, with respect to each Class of Series 2014-VF2 Notes, 3.00% per annum.

“Default Supplemental Fee” means for each Class of Notes and each Payment Date following an Event of Default and on the date of final payment of such Class(if an Event of Default is continuing on such final payment date), a fee equal to the product of:

(i) the Default Supplemental Fee Rate multiplied by

(ii) the average daily Note Balance since the prior Payment Date of such Class of 2014-VF2 Variable Funding Notes multiplied by

(iii) a fraction, the numerator of which is the number of days elapsed from and including the prior Payment Date (or, if later, the occurrence of such Event of Default) and the denominator of which equals 360.

“Default Supplemental Fee Rate” means, with respect to each Class of Series 2014-VF2 Notes, 3.00% per annum.

“Delinquent” means for any Mortgage Loan, any Monthly Payment due thereon is not made by the close of business on the day such Monthly Payment is required to be paid and remains unpaid for more than 30 days.

“ERD Supplemental Fee” means, for each Class of the Series 2014-VF2 Notes and each Payment Date from and after the Expected Repayment Date, if the Notes of such Class have not been refinanced on or before the Expected Repayment Date for only such periods as the Notes of such Class are Outstanding and for so long as the Notes of such Class have a Note Balance greater than zero, a fee equal to the product of (i) the ERD Supplemental Fee Rate multiplied by (ii) a fraction, the numerator of which is the number of days elapsed from and including the prior Payment Date (or, if later, the occurrence of such Expected Repayment Date) and the denominator of which equals 360 multiplied by (iii) the average daily Note Balance since the prior Payment Date of such Class of Series 2014-VF2 Notes.

“ERD Supplemental Fee Rate” means, with respect to each Class of Series 2014-VF2 Notes, 1.00% per annum.

“Expected Repayment Date” means for each Class of the Series 2014-VF2 Notes, March 17, 2015, as such date may be extended from time to time pursuant to Section 7 hereof.

“Expense Rate” means, as of any date of determination, with respect to the Series 2014-VF2 Notes, the percentage equivalent of a fraction, (i) the numerator of which equals the sum of (1) the product of the Series Allocation Percentage for such Series multiplied by the aggregate amount of Fees due and payable by the Issuer on the next succeeding Payment Date plus (2) the product of the Series Allocation Percentage for such Series multiplied by any expenses payable or reimbursable by the Issuer on the next succeeding Payment Date, up to the applicable Expense Limit, if any, prior to any payments to the Noteholders of the Series 2014-VF2 Notes, pursuant to the terms and provisions of this Indenture Supplement, the Base Indenture or any other Transaction Document that have been invoiced to the Indenture Trustee and the Administrator, plus (3) the aggregate amount of related Series Fees payable by the Issuer with respect to the Series 2014-VF2 Notes on the next succeeding Payment Date and (ii) the denominator of which equals the sum of the outstanding Note Balances of all Series 2014-VF2 Notes at the close of business on such date.

“Facility Advance Rate” means, at any time, the aggregate Collateral Value of all Facility Eligible Receivables that have positive Advance Rates for the Series 2014-VF2 Notes, divided by the aggregate Receivable Balances of all Facility Eligible Receivables that have positive Advance Rates for the Series 2014-VF2 Notes.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the federal funds rates as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H. 15 (519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time).

“Fee Letter” means that certain Fee Letter Agreement, dated the date hereof, among the Administrative Agent, as the sole lead arranger with respect to the Series 2014-VF2 Notes, the Administrator and the Issuer.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the applicable Person.

“Increased Costs” has the meaning assigned to such term in Section 9 of this Indenture Supplement.

“Increased Costs Limit” means for each Noteholder of a Series 2014-VF2 Note, such Noteholder’s pro rata percentage (based on the Note Balance of such Noteholder’s Series 2014-VF2 Notes) of 0.10% of the average aggregate Note Balance for all Classes of Series 2014-VF2 Notes Outstanding for any twelve-month period.

“Initial Note Balance” means, for any Class of Notes, the Note Balance of such Class upon issuance, or, in the case of the Series 2014-VF2 Notes, an amount determined by the Administrative Agents, the Issuer and the Administrator on the Issuance Date. For the avoidance of doubt, the requirement for minimum bond denominations in Section 6.2 of the Base Indenture shall not apply in the case of the Series 2014-VF2 Notes.

“Initial Payment Date” means April 15, 2014.

“Interest Accrual Period” means, for the Series 2014-VF2 Notes and any Payment Date, the period beginning on the immediately preceding Payment Date (or, in the case of the first Payment Date, the Issuance Date) and ending on the day immediately preceding the current Payment Date. The Interest Payment Amount for the Series 2014-VF2 Notes on any Payment Date shall be determined based on the Interest Day Count Convention.

“Interest Day Count Convention” means with respect to the Series 2014-VF2 Notes the actual number of days in the related Interest Accrual Period divided by 360.

“Interim Payment Date” means, subject to the notice provisions of Section 4.3 of the Base Indenture, up to six dates each calendar month and any other date otherwise agreed to between the Issuer and 100% of the Noteholders of the Series 2014-VF2 Notes. For the avoidance of doubt, no Interim Payment Dates shall occur during the continuance of a Facility Early Amortization Event.

“Issuance Date” means March 18, 2014.

“LIBOR” has the meaning assigned to such term in Section 8 of this Indenture Supplement.

“LIBOR Determination Date” means for each Interest Accrual Period, the second London Banking Day prior to the commencement of such Interest Accrual Period.

“LIBOR Index Rate” means for a one-month period, the rate per annum (rounded upward, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the date that is two (2) Business Days before the commencement of such one-month period.

“LIBOR Rate” means with respect to any Interest Accrual Period with respect to which interest is to be calculated by reference to the “LIBOR Rate”, (a) the LIBOR Index Rate for a one-month period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such one-month period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such one-month period and in an amount equal or comparable to the principal amount of the portion of the Note Balance on which the LIBOR Rate is being calculated.

“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the ICE Benchmark Administration as an information vendor for the purpose of displaying ICE Benchmark Administration interest settlement rates for U.S. Dollar deposits).

“Limited Funding Date” means, subject to the notice provisions of the Base Indenture, any Business Day that is not a Payment Date or Interim Payment Date, at a time when no Facility Early Amortization Event shall have occurred and shall be continuing; provided, that no more than five (5) Limited Funding Dates may be designated by the Administrator on behalf of the Issuer in any calendar month without the consent of the Administrator, the Administrative Agent and the Indenture Trustee.

“Liquidity” means, with respect to any Person, as of the last day of any calendar month, the sum of (a) such Person’s Unrestricted Cash and (b) the aggregate amount of unused committed capacity available to such Person (taking into account applicable haircuts) under mortgage loan warehouse and servicer advance facilities for which such Person has unencumbered collateral eligible to be pledged thereunder.

“London Banking Day” means any day on which commercial banks and foreign exchange markets settle payment in both London and New York City.

“Low Threshold Servicing Agreement” means a Designated Servicing Agreement that is not a Small Threshold Servicing Agreement and (i) for which the underlying Mortgage Loans have an unpaid principal balance greater than or equal to $1,000,000 but less than $10,000,000, as of the end of the most recently concluded calendar month, or (ii) that relates to at least 15 but fewer than 50 Mortgage Loans, as of the end of the most recently concluded calendar month.

“Margin” means, for each Class of the Series 2014-VF2 Notes, 1.85% per annum.

“Market Value” means, with respect to the Mortgaged Property securing a Mortgage Loan or any REO Property, the market value of such property (determined by the Servicer in its reasonable good faith discretion, which shall be by reference to the most recent value received by the related Subservicer (or by Nationstar as Servicer prior to the related MSR Transfer Date) with respect to such Mortgaged Property or REO Property in accordance with its servicing policies, if available) or the appraised value of the Mortgaged Property obtained in connection with the origination of the related Mortgage Loan, if no updated valuation has been required under the Servicer’s or Subservicer’s, as the case may be, servicing policies; provided, that the Market Value for any Mortgaged Property or REO Property shall be equal to $0 for any Mortgage Loan that is 60 or more days delinquent and the related valuation (as established by the lesser of either an appraisal, broker’s price opinion, the Servicer’s automated valuation model or any other internal valuation methodology (including but not limited to HPI indexing) utilized by the Servicer, which is consistent with the Servicer’s servicing policies with respect to such Mortgaged Property or REO Property) is more than six (6) months old.

Any valuation for purposes of this definition shall be established by the lesser of either an appraisal, broker’s price opinion, the Subservicer’s (or Nationstar as Servicer prior to the MSR Transfer Date) automated valuation model or any other internal valuation methodology (including but not limited to HPI indexing utilized by the Subservicer or Nationstar as Servicer prior to the MSR Transfer Date), which is consistent with the Servicer’s or Subservicer’s, as the case may be, servicing policies with respect to such Mortgaged Property or REO Property.

“Market Value Ratio” means, as of any date of determination with respect to a Designated Servicing Agreement, the ratio (expressed as a percentage) of (i) the Funded Advance Receivable Balance for such Designated Servicing Agreement on such date over (ii) the aggregate Market Value of the Mortgaged Properties and REO Properties for the Mortgage Loans serviced under such Designated Servicing Agreement on such date.

“Maximum VFN Principal Balance” means, for Class A-VF2, $200,000,000, or, in the case of such Class on any date, a lesser amount calculated pursuant to a written agreement between the Administrator and the Administrative Agent.

“Middle Threshold Servicing Agreement” means a Designated Servicing Agreement that is not a Small Threshold Servicing Agreement or a Low Threshold Servicing Agreement and (i) for which the underlying Mortgage Loans have an unpaid principal balance greater than or equal to $10,000,000 but less than $25,000,000, as of the end of the most recently concluded calendar month, or (ii) that relates to at least 50 but fewer than 125 Mortgage Loans, as of the end of the most recently concluded calendar month.

“Monthly Payment” means, with respect to any Mortgage Loan, the monthly scheduled principal and interest payments required to be paid by the mortgagor on any due date with respect to such Mortgage Loan.

“Monthly Reimbursement Rate” means, as of any date of determination, the arithmetic average of the fractions (expressed as percentages), determined for each of the three (3) most recently concluded calendar months (or, with respect to any date of determination in the first three (3) calendar months following the Closing Date, any complete calendar month(s) occurring after the Closing Date and prior to such date of determination), obtained by dividing (i) the aggregate Advance Reimbursement Amounts collected by the Servicer and deposited into the Trust Accounts during such calendar month by (ii) the Funded Advance Receivable Balance of all Designated Servicing Agreements as of the close of business on the last day of such calendar month.

“Mortgage Loan-Level Market Value Ratio” means, as of any date of determination with respect to a Mortgage Loan or REO Property that is secured by a first lien on the related Mortgaged Property or REO Property, the ratio (expressed as a percentage) of (x) (i) with respect to Section 5(vii)(a), the aggregate Receivable Balances of all Loan-Level Receivables and Specified Receivables outstanding with respect to such Mortgage Loan or REO Property on such date, or (ii) with respect to Section 5(vii)(b), the aggregate Receivable Balances of all Receivables outstanding with respect to such Mortgage Loan or REO Property on such date over (y) the Market Value of such Mortgaged Property or REO Property on such date.

“Net Proceeds Coverage Percentage” means, for any Payment Date, the percentage equivalent of a fraction, (i) the numerator of which equals the amount of Collections on Receivables deposited into the Collection and Funding Account during the related Monthly Advance Collection Period, and (ii) the denominator of which equals the aggregate average outstanding Note Balances of all Outstanding Notes during such Monthly Advance Collection Period.

“Net Worth” means, with respect to any Person, such Person’s assets minus such Person’s liabilities, each determined in accordance with GAAP.

“Note Interest Rate” means, with respect to any Interest Accrual Period for each Class of Notes, One-Month LIBOR plus the applicable Margin.

“One-Month LIBOR” has the meaning assigned such term in Section 8 of this Indenture Supplement.

“Optional Extension Date” means each of March 1, June 1, September 1 and December 1 of each calendar year (or, if any such day is not a Business Day, the next succeeding Business Day), beginning on June 1, 2014.

“OTP Provision” means, in respect of any Designated Servicing Agreement, any provision permitting an optional early termination of the transactions contemplated thereunder or “clean-up call” thereunder.

“Prime Rate” means the rate announced by the Administrative Agent from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Redemption Percentage” means, for the Series 2014-VF2 Notes, 10%.

“Reference Banks” has the meaning assigned to such term in Section 8(b) of this Indenture Supplement.

“Regulatory Change” means (a) the adoption of any law, rule or regulation after the date hereof, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date hereof or (c) compliance by any Noteholder (or, for purposes of Section 9(a)(3), by any lending office of such Noteholder or by such Noteholder’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date hereof.

“Reserve Interest Rate” has the meaning assigned to such term in Section 8 of this Indenture Supplement.

“Second-Lien Receivable” means a Receivable that arises under a Designated Servicing Agreement for which the related Advance or Deferred Servicing Fee relates to a Mortgage Loan or REO Property secured by a second lien.

“Series 2014-VF2 Note Balance” means the aggregate Note Balance of the Series 2014-VF2 Notes.

“Series Reserve Required Amount” means with respect to any Funding Date, an amount equal to four months’ interest calculated at the applicable Note Interest Rate on the Note Balance of each Class of Series 2014-VF2 Notes (in each case, calculated using a 30/360 basis) as of such Funding Date.

“Small Threshold Servicing Agreement” means a Designated Servicing Agreement (i) for which the underlying Mortgage Loans have an unpaid principal balance of less than $1,000,000, as of the end of the most recently concluded month, or (ii) that relates to fewer than 15 Mortgage Loans, as of the end of the most recently concluded calendar month.

“Specified Receivable” means, at any time, any Receivables in respect of which:

(i) the provisions of the related Designated Servicing Agreement do not expressly require such Receivable to be paid or reimbursed in full in connection with the exercise of any OTP Provision;

(ii) the Servicer is not the sole holder of the right to initiate the optional termination or clean-up call contemplated by the related OTP Provision and the Servicer has not received a written agreement in a form acceptable to the Administrative Agent from each other holder (including any assignee of the Servicer) of the right to initiate the optional termination or clean-up call contemplated by the related OTP Provision that such holder or holders will not initiate such optional termination or clean-up call unless all Advances and Deferred Servicing Fees under the related Designated Servicing Agreement are reimbursed or paid, as applicable, in the connection with such optional termination or clean-up call;

(iii) consent of the Servicer is not required for any party to initiate optional termination or clean-up call contemplated by the related OTP Provision; and

(iv) the clean-up call or optional termination contemplated by such OTP Provision under the related Designated Servicing Agreement may be exercised at such time.

Receivables meeting the criteria described in clause (i) above but in respect of which either (a) the Servicer is the sole holder of the right to initiate the optional termination or clean-up call contemplated by the related OTP Provision, (b) consent of the Servicer is required for any other party to initiate the optional termination or clean-up call contemplated by the related OTP Provision or (c) each other holder of the right to initiate optional termination or clean-up call contemplated by the related OTP Provision has agreed in writing in a form acceptable to the Administrative Agent not to initiate such optional termination or clean-up call unless all Advances and Deferred Servicing Fees under the related Designated Servicing Agreement are reimbursed or paid, as applicable, are set forth on Schedule 3 to the Base Indenture (as such Schedule 3 may be updated from time to time in accordance with the Base Indenture).

Receivables meeting the criteria described in clauses (i), (ii) and (iii) above are set forth on Schedule 4 to the Base Indenture (as such Schedule 4 may be updated from time to time in accordance with the Base Indenture).

“Stated Maturity Date” means, for each Class of the Series 2014-VF2 Notes, thirty (30) years following the end of the related Revolving Period.

“Stressed Interest Rate” means, for any Class as of any date, the sum of (i) the sum of (x) the per annum index on the basis of which such Class’s interest rate is determined for the current Interest Accrual Period, and (y) such Class’s Constant and (z) the product of (I) such Class’s Coefficient and (II) Stressed Time, plus (ii) the weighted average per annum Margin of all Outstanding Classes that is added to the index to determine the interest rates for such Class.

“Stressed Nonrecoverable Advance Amount” means, as of any date of determination, the sum of:

(i) for any Mortgage Loan that is current as of such date, the greater of (A) zero and (B) the excess of (1) the Total Backstopped Receivables related to such Mortgage Loan on such date over (2) the greater of (a) zero and (b) (i) the product of 50% and the Market Value for the related Mortgaged Property minus (ii) the amount of any Loan-Level Receivables outstanding with respect to such Mortgaged Property; and

(ii) for any Mortgage Loan that is delinquent as of such date, but not related to property in foreclosure or REO Property, the greater of (A) zero and (B) the excess of (1) the Total Backstopped Receivables related to such Mortgage Loan on such date over (2) the greater of (a) zero and (b) (i) the product of 50% and the Market Value for the related Mortgaged Property minus (ii) the amount of any Loan-Level Receivables outstanding with respect to such Mortgaged Property; and

(iii) for any Mortgage Loan that relates to a property in foreclosure, the greater of (A) zero and (B) the excess of (1) the Total Backstopped Receivables related to such Mortgage Loan on such date over (2) the greater of (a) zero and (b) (i) the product of 50% and the sum of all of the Market Values for the related Mortgaged Property minus (ii) the amount of any Loan-Level Receivables outstanding with respect to such Mortgaged Property; and

(iv) for any REO Property, the greater of (A) zero and (B) the excess of (1) the Total Backstopped Receivables related to such Mortgage Loan on such date over (2) the greater of (a) zero and (b) (i) the product of 50% and the Market Value for such REO Property minus (ii) the amount of any Loan-Level Receivables outstanding with respect to such REO Property.

For the avoidance of doubt, this definition of “Stressed Nonrecoverable Advance Amount” shall not be applicable to any Mortgage Loan or REO Property attributable to Small Threshold Servicing Agreements or any Mortgage Loans that generate Receivables that are Second-Lien Receivables and shall not apply to the determination of eligibility for any Loan-Level Receivables.

“Stressed Time” means, as of any date of determination for any Class of Series 2014-VF2 Notes, the percentage equivalent of a fraction, (i) the numerator of which is one (1), and (ii) the denominator of which equals the related Stressed Time Percentage for such Class multiplied by the Monthly Reimbursement Rate on such date.

“Stressed Time Percentage” means for Class A-VF2: 86.91%.

“Tangible Net Worth” means, with respect to any Person at any date of determination, (i) the Net Worth of such Person and its consolidated Subsidiaries, determined in accordance with GAAP, minus (ii) all intangibles determined in accordance with GAAP (including, without limitation, goodwill, capitalized financing costs and capitalized administration costs but excluding originated and purchased mortgage servicing rights and retained residual securities) and any and all advances to, investments in and receivables held from Affiliates; provided, however, that the non-cash effect (gain or loss) or any mark-to-market adjustments made directly to stockholders’ equity for fluctuation of the value of financial instruments as mandated under the Statement of Financial Accounting Standards No. 133 (or any successor statement) shall be excluded from the calculation of Tangible Net Worth.

“Target Amortization Amounts” means, for each Class of the Series 2014-VF2 Notes, (i) if a Target Amortization Event occurs that is described in the definition thereof in clauses (B)(i), (B)(ii), (B)(xi)(b) (if notwithstanding the fact that the obligation to pay has not yet matured, the payment of such judgment would not, in the discretion of the Administrative Agent, likely cause a Target Amortization Event described in clause (vi) of the definition thereof) or (B)(xv) (if such Target Amortization Event is as a result of a Target Amortization Event that is the same as the Target Amortization Event described in clause (B)(i), (B)(ii) or (B)(xi)(b) (if notwithstanding the fact that the obligation to pay has not yet matured, the payment of such judgment would not, in the discretion of the Administrative Agent, likely cause a Target Amortization Event described in clause (vi) of the definition thereof) and if the definition of “Target Amortization Amounts” under such Series of Variable Funding Notes provides that such Target Amortization Amount for such Target Amortization Event is one-twelfth (1/12) of the Notes Balance of such Class at the close of business on the last day of its Revolving Period), one-twelfth (1/12) of the Note Balance of such Class at the close of business on the last day of its Revolving Period; (ii) if a Target Amortization Event described in clause (B)(xii) or (B)(xv) (if such Target Amortization Event is as a result of a Target Amortization Event that is the same as the Target Amortization Event described in clause (B)(xii) of the definition thereof and if the definition of “Target Amortization Amounts” under such Series of Variable Funding Notes provides that such Target Amortization Amount for such Target Amortization Event is one-third (1/3) of the Note Balance of such Class at the close of business on the last day of its Revolving Period) in the definition thereof occurs, one-third (1/3) of the Note Balance of such Class at the close of business on the last day of its Revolving Period and (iii) if any other Target Amortization Event described in the definition thereof occurs (including (B)(xi)(b) or (B)(xv), except as covered above), 100% of the Note Balance of such Class at the close of business on the last day of its Revolving Period; provided, however, regardless of whether another Target Amortization Event has previously occurred, if the Target Amortization Event described in clause (A) of the definition thereof occurs, the Target Amortization Amount shall equal the remaining Note Balance outstanding upon the occurrence of the Expected Repayment Date, payable on the next succeeding Payment Date.

“Target Amortization Event” for each Class of the Series 2014-VF2 Notes, means the earlier of (A) the related Expected Repayment Date or (B) the occurrence of any of the following conditions or events, which is not waived by 100% of the Noteholders of the Series 2014-VF2 Notes:

(i) on any Payment Date, the arithmetic average of the Net Proceeds Coverage Percentage determined for such Payment Date and the two preceding Payment Dates (or no preceding Payment Dates in the case of the determination on the first Payment Date, or the once preceding Payment Date, in the case of the determination on the second Payment Date) is less than five (5) times the percentage equivalent of a fraction (A) the numerator of which equals the sum of the accrued Interest Payment Amounts for each Class of Outstanding Notes on such date and (B) the denominator of which equals the aggregate average Note Balances of each Class of all Outstanding Notes during the related Monthly Advance Collection Period;

(ii) the occurrence of one or more Servicer Termination Events with respect to Designated Servicing Agreements representing 15% or more (by Mortgage Loan balance as of the date of termination) of all the Designated Servicing Agreements, but not including any Servicer Termination Events that are solely due to the breach of one or more Collateral Performance Tests or a Servicer Ratings Downgrade;

(iii) the Monthly Reimbursement Rate is less than 3.00% as of any date of determination;

(iv) [reserved];

(v) [reserved];

(vi) for so long as Nationstar is the Servicer or the Subservicer, as of the close of business on the last Business Day of January 2014 and of each calendar month thereafter, the Nationstar’s Liquidity is less than $80,000,000;

(vii) the occurrence of a Change of Control;

(viii) any failure by the Administrator or any Sub-Administrator acting on the Administrator’s behalf to deliver any Determination Date Report pursuant to Section 3.2 of the Base Indenture which continues unremedied for a period of five (5) Business Days after a Responsible Officer of the Administrator or any Sub-Administrator acting on the Administrator’s behalf shall have obtained actual knowledge of such failure, or shall have received written or electronic notice from the Indenture Trustee or any Noteholder of such failure;

(ix) the Issuer, the Receivables Seller, the Servicer, the Subservicer, the Depositor or the Administrator shall breach or default in the due observance or performance of any of its covenants or agreements in this Indenture Supplement, the Base Indenture, or any other Transaction Document in any material respect (subject to any cure period provided therein), other than an obligation of the Receivables Seller to make an Indemnity Payment following a breach of a representation or warranty with respect to such Receivable pursuant to Sections 4(b) or 5(b) of the Receivables Sale Agreement or any payment default described in Section 8.1 of the Base Indenture, and any such default shall continue for a period of thirty (30) days after the earlier to occur of (a) actual discovery by a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Subservicer, the Depositor or the Administrator, as applicable, or (b) the date on which written or electronic notice of such failure, requiring the same to be remedied, shall have been given from the Indenture Trustee or any Noteholder to a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Subservicer, the Depositor or the Administrator; provided, that a breach of Sections 7(a) or 8(a) of the Receivables Sale Agreement, or Section 7(b) of the Receivables Pooling Agreement (prohibiting the Receivables Seller, the Servicer, the Subservicer, or the Depositor, as applicable, from causing or permitting Insolvency Proceedings with respect to the Depositor or the Issuer, as applicable) shall constitute an automatic Target Amortization Event;

(x) if any representation or warranty of the Issuer, the Receivables Seller, the Servicer, the Subservicer, the Depositor or the Administrator made in this Indenture Supplement, the Base Indenture, or any other Transaction Document in any material respect (other than under Sections 4(b) or 5(b) of the Receivables Sale Agreement) shall prove to have been breached in any material respect as of the time when the same shall have been made or deemed made, and continues uncured and unremedied for a period of thirty (30) days after the earlier to occur of (a) actual discovery by a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Subservicer, the Depositor or the Administrator, as applicable, or (b) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Subservicer, the Depositor or the Administrator, as applicable;

(xi) (a) a final judgment or judgments for the payment of money in excess of $50,000 in the aggregate shall be rendered against the Depositor or the Issuer by one or more courts, administrative tribunals or other bodies having jurisdiction over them, or (b) a final judgment or judgments for the payment of money in excess of $35,000,000 in the aggregate shall be rendered against Advance Purchaser by one or more courts, administrative tribunals or other bodies having jurisdiction over them that, in the sole determination of the Administrative Agent, shall have a material adverse effect on Advance Purchaser’s business or operations, and the same shall not be discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Advance Purchaser shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(xii) any person shall be appointed as Independent Manager of the Depositor without prior notice having been given to and without the written acknowledgement by the Administrative Agent that such person conforms, to the satisfaction of the Administrative Agent in its reasonable discretion, to the criteria set forth herein in the definition of “Independent Manager”;

(xiii) the Advance Purchaser shall fail to make any payment (whether of principal or interest or otherwise) in respect of any other indebtedness with an amount in excess of $15,000,000, when and as the same shall become due and payable (including the passage of any applicable grace period);

(xiv) any event or condition occurs and, while continuing, results in any indebtedness of the Advance Purchaser with an amount in excess of $15,000,000 becoming due prior to its scheduled maturity or that enables or permits (including the passage of any applicable grace period) the holder or holders of any such indebtedness or any trustee or agent on its or their behalf to cause any such indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(xv) any Series or Class of Variable Funding Notes other than the Series 2014-VF2 Notes enters into a Target Amortization Period;

(xvi) [reserved];

(xvii) Advance Purchaser shall have Tangible Net Worth less than the greater of (a) 3% of the aggregate Receivables Balances of all servicer advance receivables and deferred servicing fee receivables held by Advance Purchaser or a Subsidiary of Advance Purchaser as of the last day of any fiscal quarter of Advance Purchaser or (b) $75,000,000; or

(xviii) Advance Purchaser shall fail to have Liquidity of at least $25,000,000 as of the last day of any calendar month.

Notwithstanding the foregoing, for purposes of the events described in clauses (vi), (ix), (xi), (xiii) and (xiv), (xvii) and (xviii) above (each, a “Specified Event”), no Specified Event (other than clause (xiv)) shall constitute a Target Amortization Event for purposes hereof unless and until the earlier to occur of (a) the Administrative Agent has delivered a written notice to the Issuer and Administrator to the effect that because of the occurrence of such Specified Event, a

Target Amortization Event has occurred and the related Target Amortization Amount is due and payable on the next Payment Date, or (b) three (3) Business Days have elapsed since the occurrence of the Specified Event without waiver from the Administrative Agent. With respect to clause (xiv) above, a Target Amortization Event shall not occur unless and until the earlier to occur of (a) the Administrative Agent has delivered a written notice to the Issuer and Administrator to the effect that because of such event or condition, a Target Amortization Event has occurred and the related Target Amortization Amount is due and payable on the next Payment Date, or (b) such indebtedness actually becomes due and payable. The Administrator covenants to give written notice of any such Specified Event promptly following its knowledge thereof. The Issuer and the Administrator agree that while any Specified Event remains uncured or unwaived (a) they will not request, and acknowledge that there will not be, any additional fundings under the Series 2014-VF2 Notes and no payments of any amounts to fund new Receivables, (b) no payments or distributions shall be made to, or at the direction of, the Depositor as holder of the Owner Trust Certificate, and (c) all cash received during such period shall be retained in the related Trust Account except to the extent that a Payment Date occurs during such period in which case Fees, Interest Payment Amounts, Series Fees, Target Amortization Amounts or other amounts due and payable on any Class or Series of Notes on such Payment Date may be paid on such Payment Date.

“Total Backstopped Receivables” means, with respect to any Mortgage Loan or REO Property on any date of determination, the sum of (i) the aggregate Receivable Balances of all outstanding Backstopped Advance Receivables that are Facility Eligible Receivables funded by the Servicer out of its own funds or other funds (including Backstopped Advance Receivables related to Advances funded using Amounts Held for Future Distribution under the related Designated Servicing Agreement) with respect to any Mortgage Loan or REO Property, plus (ii) all outstanding Deferred Servicing Fee Receivables with respect to such Mortgage Loan or REO Property on such date but not including any Loan-Level Deferred Servicing Fee Receivables.

“Transaction Documents” means, in addition to the documents set forth in the definition thereof in the Base Indenture, this Indenture Supplement and the VF2 Note Purchase Agreement, each as amended, supplemented, restated or otherwise modified from time to time.

“Trigger Advance Rate” means, for any Class of the Series 2014-VF2 Notes, as of any date, the rate equal to the greater of (x) zero and (y) (1) 100% minus (2) the product of (a) one twelfth of the Stressed Interest Rate for such Class, plus the related Expense Rate as of such date, multiplied by (b) the related Stressed Time for such Class as of such date.

“Undrawn Fee Rate” means, with respect to each Class of the Series 2014-VF2 Notes held by Morgan Stanley, as the Purchaser, and for each Interest Accrual Period, 0.50% per annum. For the avoidance of doubt, only Morgan Stanley, as the Purchaser, shall be paid Undrawn Fee Amounts as set forth in the Base Indenture.

“Unrestricted Cash” means, with respect to any Person, as of any date of determination, the sum of (i) such Person’s cash, (ii) such Person’s Cash Equivalents that are not, in either case, subject to an Adverse Claim in favor of any Person or that are not required to be reserved by such Person in a restricted escrow arrangement or other similarly restricted arrangement pursuant to a contractual agreement or requirement of law.

“U.S. Tax Person” means a “United States person” within the meaning of Code Section 7701(a)(30).

“VF2 Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of March 13, 2014, by and among the Issuer, Morgan Stanley, as the Administrative Agent, and Morgan Stanley, as the Purchaser.

There are no “Other Advance Rate Reduction Events” or “Other Advance Rate Reduction Event Cure Periods” in respect of the Series 2014-VF2 Notes.

Section 3. Forms of Series 2014-VF2 Notes.

The form of the Rule 144A Definitive Note and of the Regulation S Definitive Notes that may be used to evidence the Series 2014-VF2 Variable Funding Notes in the circumstances described in Section 5.4(c) of the Base Indenture are attached to the Base Indenture as Exhibits A-2 and A-4, respectively.

In addition to any provisions set forth in Section 6.5 of the Base Indenture, with respect to the Series 2014-VF2 Notes, the Noteholder of any Class of such Notes shall only transfer its beneficial interest therein to another potential investor in accordance with the terms of the VF2 Note Purchase Agreement. The Indenture Trustee (in all of its capacities) shall not be responsible to monitor, and shall not have any liability, for any such transfers of beneficial interests of participation interests.

Section 4. Series Reserve Account.

In accordance with the terms and provisions of this Section 4 and Section 4.6 of the Base Indenture, the Indenture Trustee shall establish and maintain a Series Reserve Account with respect to the Series 2014-VF2 Notes (the “Series 2014-VF2 Series Reserve Account”), which shall be an Eligible Account, for the benefit of the Series 2014-VF2 Noteholders.

Section 5. Collateral Value Exclusions.

For purposes of calculating “Collateral Value” in respect of the Series 2014-VF2 Notes, the Collateral Value shall be zero for any Receivable that:

(i) is attributable to any Designated Servicing Agreement to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances already outstanding with respect to such Designated Servicing Agreement, would cause the related Advance Ratio to be equal to or greater than 100.0%; provided, that this clause (i) shall not apply to any Receivable that is (a) attributable to a Designated Servicing Agreement that is a Small Threshold Servicing Agreement or (b) a Loan-Level Receivable;

(ii) is attributable to any Designated Servicing Agreement to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances already outstanding with respect to such Designated Servicing Agreement, would cause the related Market Value Ratio to exceed 25.0%;

(iii) is a Facility Eligible Receivable that is attributable to a Small Threshold Servicing Agreement to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements, would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements to exceed 2.5% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(iv) is a Facility Eligible Receivable that is attributable to a Small Threshold Servicing Agreement or a Low Threshold Servicing Agreement, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements and Low Threshold Servicing Agreements, would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements and Low Threshold Servicing Agreements to exceed 7.5% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(v) is a Facility Eligible Receivable that is attributable to a Small Threshold Servicing Agreement, a Low Threshold Servicing Agreement, or a Middle Threshold Servicing Agreement, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements, Low Threshold Servicing Agreements and Middle Threshold Servicing Agreements would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements, Low Threshold Servicing Agreements and Middle Threshold Servicing Agreements to exceed 15.0% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(vi) is attributable to a Designated Servicing Agreement, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances outstanding with respect to that same Designated Servicing Agreement, would cause the total Receivable Balances attributable to such Designated Servicing Agreement to exceed 15.0% of the aggregate of the Receivable Balances of the Aggregate Receivables;

(vii) (a) if it is a Loan-Level Receivable or a Specified Receivable, its Receivable Balance, when added to the aggregate Receivable Balances of all Receivables with respect to the related Mortgage Loan or REO Property, would cause the related Mortgage Loan-Level Market Value Ratio to exceed 50.0% or (b) if it is a Receivable related to a Mortgage Loan or REO Property that is attributable to a Designated Servicing Agreement that is a Small Threshold Servicing Agreement, its Receivable Balance, when added to the aggregate Receivable Balances of all Receivables related to the Mortgage Loan or REO Property that is attributable to a Designated Servicing Agreement that is a Small Threshold Servicing Agreement, would cause the related Mortgage Loan-Level Market Value Ratio to exceed 50.0%;

(viii) is a Second-Lien Receivable;

(ix) has a zero Advance Rate;

(x) is a Loan-Level Receivable, to the extent that the related Receivable Balance of such Loan-Level Receivable, when added to the aggregate Receivable Balances of Loan-Level Receivables already outstanding with respect to all Mortgage Loans or REO Properties, causes the aggregate Receivable Balances of Loan-Level Receivables outstanding with respect to all Mortgage Loans or REO Properties to exceed 20.0% of the aggregate Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(xi) is a Facility Eligible Receivable that is (a) attributable to a Small Threshold Servicing Agreement or (b) a Loan-Level Receivable, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements and all Loan-Level Receivables that are Facility Eligible Receivables, would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements and all Loan-Level Receivables that are Facility Eligible Receivables to exceed 22.5% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(xii) is attributable to a Designated Servicing Agreement that does not provide that all Advances as to a Mortgage Loan are reimbursed on a “first-in, first out” or “FIFO” basis, such that the Advances of a particular type that were disbursed first in time will be reimbursed prior to Advances of the same type with respect to that Mortgage Loan that were disbursed later in time; and if it is a Whole Loan Servicing Agreement, does not provide that all Advances with respect to any Mortgage Loan must be reimbursed in full at the time the servicing of such Mortgage Loan is transferred out of such Whole Loan Servicing Agreement;

(xiii) is attributable to a Designated Servicing Agreement that does not include an express provision for the assignment by the Servicer of its rights to be reimbursed for Advances; and, if such Receivable is a Deferred Servicing Fee Receivable, the related Designated Servicing Agreement prohibits the sale and/or contribution to the Issuer of, specifically, the rights to payment for the Deferred Servicing Fees with respect to the related Mortgage Pool (as determined in the sole and absolute discretion of the Administrative Agent);

(xiv) is a Facility Eligible Receivable that is a Specified Receivable, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding that are Specified Receivables, would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding that are Specified Receivables to exceed 5.0% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(xv) is a Facility Eligible Receivable that is a Specified Receivable for which (I) (a) the Servicer has received a notice that the holder of the right to initiate the optional termination or clean-up call contemplated by the related OTP Provision is exercising such right, (b) more than ten (10) Business Days have occurred since the Servicer’s receipt of such notice or a Funding Date has occurred since the Servicer’s receipt of such notice and (c) such notice does not expressly provide that all Advances and Deferred Servicing Fees under the related Designated Servicing Agreement will be paid or reimbursed in full upon the exercise of such optional termination or clean-up call or (II) the related optional termination or clean-up call has been exercised and such Specified Receivable has not been paid or reimbursed; or

(xvi) relates to an Advance that has not been reimbursed in full or a Deferred Servicing Fee that has not been paid in full within forty-five (45) days following the date of a permanent modification of the related Mortgage Loan that becomes effective subsequent to the creation of such Receivable (for purposes of this clause, a modification becomes “permanent” following any trial period or satisfaction of conditions precedent or subsequent).

For purposes of each of the foregoing, (i) if any Facility Eligible Receivable has a Collateral Value equal to zero pursuant to any Collateral Value exclusion test, the portion of the Receivable Balance thereof with a Collateral Value of zero shall be disregarded for all other purposes of this Section 5, in each case as determined by the Administrator in a manner that maximizes the Collateral Value and (ii) if any Facility Eligible Receivable has an Advance Rate of zero or is a Second-Lien Receivable, such Facility Eligible Receivable shall be disregarded for all other purposes of this Section 5.

Section 6. Payments; Note Balance Increases; Early Maturity; Other Advance Rate Reduction Events.

The Paying Agent shall make payments on the Series 2014-VF2 Notes on each Payment Date in accordance with Section 4.5 of the Base Indenture.

Any payments of Interest Amounts, Cumulative Interest Shortfall Amounts, Fees or Increased Costs, Undrawn Fees, Default Supplemental Fees, Cumulative Default Supplemental Fee Shortfall Amounts, ERD Supplemental Fees or Cumulative ERD Supplemental Fee Shortfall Amounts allocated to the Series 2014-VF2 Notes shall be paid to the Class A-VF2 Variable Funding Notes. The Paying Agent shall make payments of principal on the Series 2014-VF2 Notes on each Interim Payment Date and each Payment Date in accordance with Sections 4.4 and 4.5, respectively, of the Base Indenture (at the option of the Issuer in the case of requests during the Revolving Period for the Series 2014-VF2 Notes). The Note Balance of each Class of the Series 2014-VF2 Notes may be increased from time to time on certain Funding Dates in accordance with the terms and provisions of Section 4.3 of the Base Indenture, but not in excess of the related Maximum VFN Principal Balance.

The parties hereto agree that the failure to pay any portion of any related Undrawn Fee Amount on any Payment Date shall constitute an Event of Default under Section 8.1(a)(i) of the Base Indenture.

Notwithstanding anything to the contrary contained herein or in the Base Indenture, the Issuer may, upon at least five Business Days’ prior written notice to the Administrative Agent, redeem in whole or in part, and/or terminate and cause retirement of any of the Series 2014-VF2 Notes at any time using proceeds of issuance of new Notes or in connection with the repayment of all Notes.

The Series 2014-VF2 Notes are also subject to optional redemption in accordance with the terms of Section 13.1 of the Base Indenture.

Any payments of principal allocated to the Series 2014-VF2 Notes during a Full Amortization Period shall be applied to the Class A-VF2 Variable Funding Notes, until their Note Balance has been reduced to zero.

The Administrative Agent and the Noteholders of 100% of the Outstanding Notes further confirm that that the Series 2014-VF2 Notes issued on the Issuance Date pursuant to this Indenture Supplement shall be issued in the names of “Morgan Stanley Bank, N.A.”

For the avoidance of doubt, the failure to pay any Target Amortization Amount when due, as described in the definition thereof, shall constitute an Event of Default.

Notwithstanding anything to the contrary in Section 4.3(b)(iii) of the Base Indenture, (i) VFN draws on any Funding Date in respect of the Series 2014-VF2 Notes are not required to be made on a pro rata basis among all applicable Outstanding Series of VFNs and (ii) draws on the other Series of VFNs do not need to be made on a pro rata basis with the Series 2014-VF2 Notes. The VFN draws in respect of the Series 2014-VF2 Notes shall be made in accordance with the instructions provided in the related Funding Certification.

There are no “Other Advance Rate Reduction Events” in respect of the Series 2014-VF2 Notes. If any Other Advance Rate Reduction Event in respect of any other Series of Notes is the same as any reduction event specified in clause (iv) of the definition of “Facility Early Amortization Event,” and the related Other Advance Rate Reduction Event Cure Period is shorter than the applicable grace period for the same event specified in clause (iv) of the definition of “Facility Early Amortization Event”, then solely for purposes of the Series 2014-VF2 Notes, the applicable grace period specified in clause (iv) of the definition of “Facility Early Amortization Event” shall be reduced to the Other Advance Rate Reduction Event Cure Period.

Section 7. Extension of Expected Repayment Date.

The Administrator, on behalf of the Issuer, may request an extension of the Expected Repayment Date at least fifteen (15) days prior to any Optional Extension Date. The Administrative Agent shall provide written notice of whether the Administrative Agent agrees to extend the Expected Repayment Date on such Optional Extension Date at least five (5) days prior to such Optional Extension Date. If the Administrative Agent provides written notice of its agreement to extend the Expected Repayment Date, the Expected Repayment Date will be extended on such Optional Extension Date such that, after giving effect to any such extension, the Expected Repayment Date will be 364 days after such Optional Extension Date. The Expected Repayment Date of the Series 2014-VF2 Notes cannot be extended past the Expected Repayment Date for any other Outstanding Series of Variable Funding Notes. For the avoidance of doubt, the Expected Repayment Date of the Series 2014-VF2 Notes shall be extended only by written notice from the Administrative Agent in accordance with this Section 7.

Section 8. Determination of Note Interest Rate and LIBOR.

(a) At least one (1) Business Day prior to each Determination Date, the Administrative Agent shall calculate the Note Interest Rate for the related Interest Accrual Period (using One Month LIBOR as determined by the Administrative Agent in accordance with Section 8(b) below) and the Interest Payment Amount for the Series 2014-VF2 Notes for the upcoming Payment Date, and include a report of such amount in the related Payment Date Report.

(b) On each LIBOR Determination Date, the Administrative Agent will determine the London Interbank Offered Rate (“LIBOR”) quotations for one-month Eurodollar deposits (“One-Month LIBOR”) for the succeeding Interest Accrual Period for the Series 2014-VF2 Notes on the basis of the LIBOR Rate.

(c) The establishment of One-Month LIBOR by the Administrative Agent and the Administrative Agent’s subsequent calculation of the Note Interest Rate on the Series 2014-VF2 Notes for the relevant Interest Accrual Period, in the absence of manifest error, will be final and binding.

Section 9. Increased Costs.

(a) If any Regulatory Change or other requirement of any law, rule, regulation or order applicable to a Noteholder of a Series 2014-VF2 Note (a “Requirement of Law”) or any change in the interpretation or application thereof or compliance by such Noteholder with any request or directive (whether or not having the force of law) from any central bank or other governmental authority made subsequent to the date hereof:

(1) shall subject such Noteholder to any tax of any kind whatsoever with respect to its Series 2014-VF2 Note (excluding income taxes, branch profits taxes, franchise taxes or similar taxes imposed on such Noteholder as a result of any present or former connection between such Noteholder and the United States, other than any such connection arising solely from such Noteholder having executed, delivered or performed its obligations or received a payment under, or enforced, this Indenture Supplement, or any U.S. federal withholding taxes imposed under Code sections 1471 through 1474 as of the date of this Indenture Supplement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereunder and any agreements entered into under section 1471(b) of the Code) or change the basis of taxation of payments to such Noteholder in respect thereof; shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of such Noteholder which is not otherwise included in the determination of the Note Interest Rate hereunder; or

(2) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or credit extended or participated by, or any other acquisition of funds by, any office of such Noteholder which is not otherwise included in the determination of the Note Interest Rate hereunder; or

(3) shall have the effect of reducing the rate of return on such Noteholder’s capital or on the capital of such Noteholder’s holding company, if any, as a consequence of this Indenture Supplement, the VF2 Note Purchase Agreement or the Series 2014-VF2 Notes to a level below that which such Noteholder or such Noteholder’s holding company could have achieved but for such Requirements of Law (other than any Regulatory Change, Requirement of Law, interpretation or application thereof, request or directive with respect to taxes) (taking into consideration such Noteholder’s policies and the policies of such Noteholder’s holding company with respect to capital adequacy); or

(4) shall impose on such Noteholder or the London interbank market any other condition, cost or expense (other than with respect to taxes) affecting this Indenture Supplement, the VF2 Note Purchase Agreement or the Series 2014-VF2 Notes or any participation therein; or

(5) shall impose on such Noteholder any other condition;

and the result of any of the foregoing is to increase the cost to such Noteholder, by an amount which such Noteholder deems to be material (collectively or individually, “Increased Costs”), of continuing to hold its Series 2014-VF2 Note, of maintaining its obligations with respect thereto, or to reduce any amount due or owing hereunder in respect thereof, or to reduce the amount of any sum received or receivable by such Noteholder (whether of principal, interest or any other amount) or (in the case of any change in a Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Noteholder or any Person controlling such Noteholder with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any governmental or quasi-governmental authority made subsequent to the date hereof) shall have the effect of reducing the rate of return on such Noteholder’s or such controlling Person’s capital as a consequence of its obligations as a Noteholder of a Variable Funding Note to a level below that which such Noteholder or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Noteholder’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Noteholder to be material, then, in any such case, such Noteholder shall invoice the Administrator for such additional amount or amounts as calculated by such Noteholder in good faith as will compensate such Noteholder for such increased cost or reduced amount, and such invoiced amount shall be payable to such Noteholder on the Payment Date following the next Determination Date following such invoice, in accordance with Section 4.5(a)(1)(ii) or Section 4.5(a)(2)(ii) of the Base Indenture, as applicable; provided, however, that any amount of Increased Costs in excess of the Increased Costs Limit shall be payable to such Noteholder in accordance with Section 4.5(a)(1)(ix) or Section 4.5(a)(2)(iv) of the Base Indenture, as applicable.

(b) [reserved].

(c) Increased Costs payable under this Section 9 shall be payable on a Payment Date only to the extent invoiced to the Indenture Trustee prior to the related Determination Date.

Section 10. Series Reports.

(a) Series Calculation Agent Report. The Calculation Agent shall deliver a report of the following items together with each Calculation Agent Report pursuant to Section 3.1 of the Base Indenture to the extent received from the Servicer, with respect to the Series 2014-VF2 Notes:

(i) the unpaid principal balance of the Mortgage Loans subject to any Small Threshold Servicing Agreement, Low Threshold Servicing Agreement and Middle Threshold Servicing Agreement;

(ii) the Advance Ratio for each Designated Servicing Agreement, and whether the Advance Ratio for such Designated Servicing Agreement exceeds 100.0%;

(iii) the Market Value Ratio for each Designated Servicing Agreement, and whether the Market Value Ratio for such Designated Servicing Agreement exceeds 25.0%;

(iv) for each Small Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(v) for each Middle Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(vi) for each Low Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(vii) a list of each Target Amortization Event for the Series 2014-VF2 Notes and presenting a yes or no answer beside each indicating whether each such Target Amortization Event has occurred as of the end of the Monthly Advance Collection Period preceding the upcoming Payment Date or the Advance Collection Period preceding the upcoming Interim Payment Date;

(viii) the Mortgage Loan-Level Market Value Ratio for each Mortgage Loan related to a Loan-Level Receivable, a Specified Receivable or a Receivable related to a Mortgage Loan or REO Property that is attributable to a Designated Servicing Agreement that is a Small Threshold Servicing Agreement, and if such Mortgage Loan-Level Market Value Ratio exceeds 50%;

(ix) whether any Receivable, or any portion of the Receivables, attributable to a Designated Servicing Agreement, has a Collateral Value of zero by virtue of the definition of “Collateral Value” or Section 5 of this Indenture Supplement;

(x) a calculation of the Net Proceeds Coverage Percentage in respect of each of the three preceding Monthly Advance Collection Periods (or each that has occurred since the date of this Indenture Supplement, if less than three), and the arithmetic average of the three;

(xi) the Monthly Reimbursement Rate as of the most recent date of determination (or, if less than three calendar months have occurred since the Closing Date, the Monthly Reimbursement Rate as calculated based on one or two months’ data, as applicable);

(xii) whether any Target Amortization Amount that has become due and payable has been paid;

(xiii) the Stressed Nonrecoverable Advance Amount for the upcoming Payment Date or Interim Payment Date; and

(xiv) the Trigger Advance Rate for each Class (or, if less than three calendar months have occurred since the Closing Date, the Trigger Advance Rate based upon the Monthly Reimbursement Rate as calculated based on one or two months’ data, as applicable).

In addition to the information provided in the above Calculation Agent Report, to the extent the following information is specifically provided to the Calculation Agent by Nationstar, the Calculation Agent shall promptly, from time to time, provide such other financial or non-financial information, documents, records or reports with respect to the Receivables or the condition or operations, financial or otherwise, of Nationstar.

(b) Series Payment Date Report. In conjunction with each Payment Date Report, the Indenture Trustee shall also report the Stressed Time Percentage.

(c) Limitation on Indenture Trustee Duties. The Indenture Trustee shall have no independent duty to verify: (1) Tangible Net Worth or (2) the occurrence of any of the events described in clauses (ii), (iii), (vi), (vii), (viii), (ix), (x), (xi), (xvii) or (xviii) of the definition of “Target Amortization Event.”

(d) Summary Report. On a monthly basis, the Administrator shall deliver an abbreviated form of the Payment Date Report and Interim Payment Date Report in a mutually agreed upon format to the email address provided by the Administrative Agent. Such abbreviated report shall also include whether a notice to initiate the optional termination or clean-up call contemplated by the related OTP Provision has been received with respect to any Designated Servicing Agreement identified on Schedule 4 to the Base Indenture.

Section 11. Conditions Precedent Satisfied.

The Issuer hereby represents and warrants to the Noteholders of the Series 2014-VF2 Notes and the Indenture Trustee that, as of the related Issuance Date, each of the conditions precedent set forth in the Base Indenture, including but not limited to those conditions precedent set forth in Section 6.10(b) and Article XII thereof, as applicable, to the issuance of the Series 2014-VF2 Notes have been satisfied.

Section 12. Representations and Warranties.

The Issuer, the Administrator, the Servicer and the Indenture Trustee hereby restate as of the related Issuance Date, or as of such other date as is specifically referenced in the body of such representation and warranty, all of the representations and warranties set forth in Sections 9.1, 10.1 and 11.14, respectively, of the Base Indenture.

Section 13. Amendments.

(a) Notwithstanding any provisions to the contrary in Article XII of the Base Indenture but subject to the provisions set forth in Sections 12.1 and 12.3 of the Base Indenture, without the consent of the Noteholders of any of the Series 2014-VF2 Notes but with the consent of the Issuer (evidenced by its execution of such amendment), the Indenture Trustee, the Administrator, the Servicer (solely in the case of any amendment that adversely affects the rights or obligations of the Servicer or adds new obligations or increases existing obligations of the Servicer), and the Administrative Agent, and with prior notice to the applicable Note Rating Agency, at any time and from time to time, upon delivery of an Issuer Tax Opinion and upon delivery by the Issuer to the Indenture Trustee of an Officer’s Certificate to the effect that the Issuer reasonably believes that such amendment will not have a material Adverse Effect, may amend any Transaction Document for any of the following purposes: (i) to correct any mistake or typographical error or cure any ambiguity, or to cure, correct or supplement any defective or inconsistent provision herein or any Transaction Document; (ii) to take any action determined by the Administrator to be reasonably necessary to maintain the rating currently assigned by the applicable Note Rating Agency and/or to avoid such Class of Notes being placed on negative watch by such Note Rating Agency; or (iii) to amend any other provision of this Indenture Supplement.

(b) Notwithstanding any provisions to the contrary in Section 6.10 or Article XII of the Base Indenture, no supplement, amendment or indenture supplement entered into with respect to the issuance of a new Series of Notes or pursuant to the terms and provisions of Section 12.2 of the Base Indenture may, without the consent of the Series Required Noteholders, supplement, amend or revise any term or provision of this Indenture Supplement.

Section 14. Counterparts.

This Indenture Supplement may be executed in any number of counterparts, by manual or facsimile signature, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

Section 15. Entire Agreement.

This Indenture Supplement, together with the Base Indenture incorporated herein by reference, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and fully supersedes any prior or contemporaneous agreements relating to such subject matter.

Section 16. Limited Recourse.

Notwithstanding any other terms of this Indenture Supplement, the Series 2014-VF2 Notes, any other Transaction Documents or otherwise, the obligations of the Issuer under the Series 2014-VF2 Notes, this Indenture Supplement and each other Transaction Document to which it is a party are limited recourse obligations of the Issuer, payable solely from the Trust Estate, and following realization of the Trust Estate and application of the proceeds thereof in accordance with the terms of this Indenture Supplement, none of the Noteholders of Series 2014-VF2 Notes, the Indenture Trustee or any of the other parties to the Transaction Documents shall be entitled to take any further steps to recover any sums due but still unpaid hereunder or thereunder, all claims in respect of which shall be extinguished and shall not thereafter revive. No recourse shall be had for the payment of any amount owing in respect of the Series 2014-VF2 Notes or this Indenture Supplement or for any action or inaction of the Issuer against any officer, director, employee, shareholder, stockholder or incorporator of the Issuer or any of their successors or assigns for any amounts payable under the Series 2014-VF2 Notes or this Indenture Supplement. It is understood that the foregoing provisions of this Section 16 shall not (a) prevent recourse to the Trust Estate for the sums due or to become due under any security, instrument or agreement which is part of the Trust Estate or (b) save as specifically provided therein, constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Series 2014-VF2 Notes or secured by this Indenture Supplement. It is further understood that the foregoing provisions of this Section 16 shall not limit the right of any Person to name the Issuer as a party defendant in any proceeding or in the exercise of any other remedy under the Series 2014-VF2 Notes or this Indenture Supplement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.

Section 17. Owner Trustee Limitation of Liability.

It is expressly understood and agreed by the parties hereto that (a) this Indenture Supplement is executed and delivered by Wilmington Trust, National Association, not individually or personally, but solely as Owner Trustee of the Issuer under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust,

National Association, but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust, National Association, be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Indenture Supplement or the other Transaction Documents.

IN WITNESS WHEREOF, the undersigned have caused this Indenture Supplement relating to the Series 2014-VF2 Notes, to be duly executed by their respective signatories thereunto all as of the day and year first above written.

NEW RESIDENTIAL ADVANCE RECEIVABLES TRUST, as Issuer			WELLS FARGO BANK, N.A., as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary

By: Wilmington Trust, National Association, not in its individual capacity but solely as Owner Trustee

By:	/s/ Erwin M. Soriano		By:	/s/ Graham M. Oglesby

	Name:	Erwin M. Soriano		Name:	Graham M. Oglesby

	Title:	Vice President		Title:	Vice President

NATIONSTAR MORTGAGE LLC,			MORGAN STANLEY BANK, N.A., as Administrative Agent

By:	/s/ Amar Patel		By:	/s/ Geoffrey Kott

	Name:	Amar Patel		Name:	Geoffrey Kott

	Title:	EVP		Title:	Authorized Signatory

ADVANCE PURCHASER LLC,

By:	/s/ Susan Givens

	Name:	Susan Givens

	Title:	CFO

[Signature Page to New Residential Advance Receivables Trust Series 2014-VF2

Indenture Supplement]